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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                  Rule 13d-102

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  )*

                                Perficient, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   71375U 101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               |_| Rule 13d-1 (b)
                               |_| Rule 13d-1 (c)
                               |X| Rule 13d-1 (d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 71375U 101
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    John T. McDonald
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       180,600
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          512,892
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             180,600
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       512,892
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    693,292(1)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |X|

    Does not include options to purchase 37,500 shares of stock that are not exercisable within 60 days.
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    11.3%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

(1) Includes 150,000 shares that may be acquired upon exercise of a warrant granted to Mr. McDonald by a stockholder of the Issuer and options to purchase 12,500 shares under the Issuer's stock option plan.

CUSIP No. 71375U 101
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Beekman Ventures, Inc.
    Tax I.D. #13-4025052
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          512,892
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       512,892
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    512,892
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    HC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Item 1.

            (a)   Name of Issuer: Perficient, Inc.

            (b)   Address of Issuer's Principal Executive Offices

                  7600-B North Capital of Texas Highway, Suite 340, Austin, Texas 78731

Item 2.

            (a)   Name of Person Filing: John T. McDonald; Beekman Ventures,
                  Inc.

            (b)   Address of Principal Business Office or, if none, Residence

                  c/o Perficient, Inc., 7600-B North Capital of Texas Highway, Suite 340, Austin, Texas 78731

            (c)   Citizenship: John T. McDonald is a United States citizen;
                               Beekman Ventures, Inc. is a Delaware Corporation

            (d)   Title of Class of Securities: Common Stock

            (e)   CUSIP Number: 71375U 101

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: N/A

            (a)   |_| Broker or dealer registered under section 15 of the Act
                      (15 U.S.C. 78o).
            (b)   |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                      78c).
            (c)   |_| Insurance company as defined in section 3(a)(19) of the
                      Act (15 U.S.C. 78c).
            (d)   |_| Investment company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C 80a-8).
            (e)   |_| An investment adviser in accordance with
                      ss.240.13d-1(b)(1)(ii)(E);
            (f)   |_| An employee benefit plan or endowment fund in accordance
                      with ss.240.13d-1(b)(1)(ii)(F);
            (g)   |_| A parent holding company or control person in accordance
                      with ss.240.13d-1(b)(1)(ii)(G);
            (h)   |_| A savings associations as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i)   |_| A church plan that is excluded from the definition of an
                      investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
            (j)   |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4.          Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  Amount beneficially owned:

            (a)                         John T. McDonald   Beekman Ventures,Inc.
                                        ----------------   ---------------------
                                            693,292               512,892

            (b)   Percent of class:          11.3%                   8%

            (c)   Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote
                                            180,600                  0

                  (ii)  Shared power to vote or to direct the vote
                                            512,892               512,892

                  (iii) Sole power to dispose or to direct the disposition
                        of                  180,600                  0

                  (iv)  Shared power to dispose or to direct the
                        disposition of      512,892               512,892

Instruction. For computations regarding securities which represent a right to acquire an underlying security see ss.240.13d3(d)(1).

Item 5.     Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Instruction: Dissolution of a group requires a response to this item. N/A

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required. N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

N/A

Item 8.     Identification and Classification of Members of the Group

If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

N/A

Item 9.     Notice of Dissolution of Group

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

N/A

Item 10.    Certification   N/A

            (a) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

                        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

            (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

                        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   -----------------------------------------
                                   Date


                                   -----------------------------------------
                                   Signature

                                   -----------------------------------------
                                   Name/Title:   John T. McDonald


                                   -----------------------------------------
                                   Signature

                                   -----------------------------------------
                                   Name/Title:   Beekman Ventures, Inc.
                                                 John T. McDonald, President

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations
           (See 18 U.S.C. 1001)